Filed pursuant to Rule 433

Dated September 25, 2018

Issuer Free Writing Prospectus supplementing the

Preliminary Prospectus Supplement

dated September 25, 2018 and the

Prospectus dated May 8, 2017

Registration No. 333-217775

Tyson Foods, Inc.

Final Term Sheet

$400,000,000 3.900% Senior Notes due 2023

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$400,000,000
Trade Date:	September 25, 2018
Settlement Date:	September 28, 2018 (T + 3)
Final Maturity:	September 28, 2023
Interest Payment Dates:	Semi-annually, on March 28 and September 28
First Interest Payment Date:	March 28, 2019
Pricing Benchmark:	2.750% due August 31, 2023
UST Spot (Price/Yield):	98-30 1/4 / 2.981%
Spread to Benchmark:	T+95 bps
Yield to Maturity:	3.931%
Coupon:	3.900%
Public Offering Price:	99.861%
Day Count:	30/360
Make Whole Call:	T+15 bps
Par call:	On or after 1 month prior to the Final Maturity date
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
RBC Capital Markets, LLC
Senior Co-managers:	Rabo Securities USA, Inc.
Goldman Sachs & Co. LLC

Co-managers:	Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CUSIP:	902494 BG7
ISIN:	US902494BG76
Exchange Listing:	None

$500,000,000 5.100% Senior Notes due 2048

Issuer:	Tyson Foods, Inc.
Ratings (Moody’s/S&P/Fitch):	Baa2/BBB/BBB*
Format:	SEC Registered
Ranking:	Senior Unsecured
Size:	$500,000,000
Trade Date:	September 25, 2018
Settlement Date:	September 28, 2018 (T + 3)
Final Maturity:	September 28, 2048
Interest Payment Dates:	Semi-annually, on March 28 and September 28
First Interest Payment Date:	March 28, 2019
Pricing Benchmark:	3.125% due May 15, 2048
UST Spot (Price/Yield):	98-01+ / 3.228%
Spread to Benchmark:	T+190 bps
Yield to Maturity:	5.128%
Coupon:	5.100%
Public Offering Price:	99.574%
Day Count:	30/360
Make Whole Call:	T+30 bps
Par call:	On or after 6 months prior to the Final Maturity date
Minimum Denominations/Multiples:	Denominations of $2,000 and in integral multiples of $1,000 in excess thereof
Joint Bookrunning Managers:	Morgan Stanley & Co. LLC
Barclays Capital Inc.
J.P. Morgan Securities LLC
Merrill Lynch, Pierce Fenner & Smith Incorporated
RBC Capital Markets, LLC
Senior Co-managers:	Rabo Securities USA, Inc.
Goldman Sachs & Co. LLC
Co-managers:	Credit Agricole Securities (USA) Inc.
Mizuho Securities USA LLC
MUFG Securities Americas Inc.
U.S. Bancorp Investments, Inc.
Wells Fargo Securities, LLC
CUSIP:	902494 BH5
ISIN:	US902494BH59
Exchange Listing:	None

This communication is intended for the sole use of the person to whom it is provided by us.

(*)

An explanation of the significance of ratings may be obtained from the rating agencies. Generally, rating agencies base their ratings on such material and information, and such of their own investigations, studies and assumptions, as they deem appropriate. The rating of the notes should be evaluated independently from similar ratings of other securities. A credit rating of a security is not a recommendation to buy, sell or hold securities and may be subject to review, revision, suspension, reduction or withdrawal at any time by the assigning rating agency.

The issuer has filed a registration statement (including a prospectus and a preliminary prospectus supplement) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Morgan Stanley & Co. LLC toll-free at 1-866-718-1649, Barclays Capital Inc. toll-free at 1-888-603-5847 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

3